Exhibit 99.1

Trinity Place Holdings Inc. Announces Private Placement of its Common Stock

NEW YORK, NY – February 14, 2017 – Trinity Place Holdings Inc. (NYSE:TPHS) today announced that it entered into an agreement for a non-brokered private placement of its common stock for the sale of an aggregate of 3,585,000 shares of common stock at a purchase price of $7.50 per share, for aggregate gross proceeds of $26,887,500. The investors in the private placement include affiliates of or funds managed by Horse Island Asset Management and GAMCO Investors Inc. (NYSE:GBL), among others, as well as affiliates of or funds managed by existing investors MFP Partners and Third Avenue Management.

The Company anticipates using proceeds from the private placement for the development of its downtown Manhattan property, potential new real estate acquisition and investment opportunities and for working capital.

“We are excited about this opportunity to welcome affiliates of Horse Island Partners and GAMCO, among others, as shareholders of the Company,” stated Matthew Messinger, CEO and President of Trinity Place Holdings. “We are also pleased by the continued support from MFP Partners and Third Avenue Management,” he continued. “We look forward to continuing our development of 77 Greenwich and pursuing new accretive investment opportunities, following the closing of our joint venture acquisition of The Berkley in Brooklyn.”

Additionally, the Company announced today that its Board of Directors approved a rights offering to be made to its holders of common stock, as of the as-yet undetermined record date, which would entitle the security holders as of the record date to purchase shares of common stock at $7.50 per share.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

About Trinity Place Holdings Inc.

Trinity Place Holdings Inc. (the “Company”) is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. As of December 31, 2016, the Company owned a property located at 77 Greenwich Street (aka 28-42 Trinity Place) in Lower Manhattan, sometimes referred to as the Trinity Place Property, and one of Lower Manhattan’s premier development sites. As of December 31, 2016, the Company also owned a retail strip center located in West Palm Beach, Florida and former retail properties in Westbury, New York and Paramus, New Jersey and a 50% joint venture interest in a multi-family property located in Brooklyn, New York, called The Berkley. The Company’s intellectual property includes rights related to the Filene's Basement trademarks. In addition, as of September 30, 2016, the Company also had approximately $225.3 million of Federal net operating losses. More information on the Company can be found at www.trinityplaceholdings.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” “believes,” “plans,” “anticipates,” “opportunity,” “current,” “seeks,” “estimates,” or “potential,” or the negative thereof or other and similar expressions. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.